GRANTO, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 29th day of March, 2010, among Granto, Inc., a Nevada corporation (the “Company”), and the investors listed on the signature page to this Agreement (each an “Investor”).

Recitals

WHEREAS, the Company desires to sell and issue to each Investor, and each Investor desires to purchase from the Company, shares of the Company’s Series A Preferred Stock (the “Series A Preferred”) convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

WHEREAS, in connection with the sale of Series A Preferred, the Company shall issue to the Investors Series A share purchase warrants (the “Series A Warrants”) in the form attached hereto as Exhibit A and Series B share purchase warrants (the “Series B Warrants”) in the form attached hereto as Exhibit B (collectively, the “Warrants”), with the Series A Warrants entitling the Investors to purchase one (1) share of the Company’s Common Stock (the “A Warrant Shares”) for every Four Dollars and forty four and eight tenth Cents ($4.448) paid by the Investor for Series A Preferred, and with the Series B Warrants entitling the Investors to purchase one (1) share of the Company’s Common Stock (the “B Warrant Shares” and together with the A Warrant Shares, the “Warrant Shares”) for every Four Dollars and forty four and eight tenth Cents ($4.448) paid by the Investor for Series A Preferred (collectively the  Series A Preferred and Warrants are  referred to as the “Purchased Securities”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Terms of Agreement

1.           Defined Terms.  The terms defined in this Section 1 shall have such defined meaning throughout this Agreement.

1.1           “Affiliate” of a Person means any Person that directly or indirectly, Controls, is Controlled by, or is under common Control with, the Person in question.

1.2           “Certificate” means the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company attached to this Agreement as Exhibit C, as the same may be amended from time to time.

1.3            “Control” or “Controlled” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

1.4           “Lien” shall mean, with respect to any property or asset (whether tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance, or other adverse claim of any kind in respect of such property or asset.

1.5           “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, assets, prospects, results of operations, value, financial or other condition of the Company and its Subsidiaries taken as a whole, or any event or circumstance that could reasonably be expected to have any such effect or that could reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated by this Agreement or any of the other documents, instruments or agreements contemplated hereby and thereby.

1.6           “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.7           “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

1.8           “Taxes” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

1.9            “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

1.10          “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

2.           Purchase and Sale of Stock.

2.1           Authorization.  On or prior to the Closing Date, the Company shall have (i)  authorized the sale and issuance to the Investors of up to 3,000,000 shares of Series A Preferred,  (ii) reserved 3,000,000 shares of the Company’s Common Stock to be issued upon conversion of the Series A Preferred (the “Conversion Shares”) and (iii) reserved 4,000,000 shares of the Company’s Common Stock to be issued upon exercise of the Warrants.  The Series A Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of in the form attached hereto as Exhibit C.

2.2           Sale and Issuance.  Subject to the terms and conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, that number of shares (the “Purchased Shares”) of the Company’s Series A Preferred Stock set forth opposite such Investor’s name on the signature page to this Agreement, for the purchase price of $2.78107 per share (the “Purchase Price”).  Upon the following terms and conditions and for no additional consideration, each of the Investors shall be issued Series A Warrants in the form attached hereto as Exhibit A and Series B Warrants in the form attached hereto as Exhibit B with the Series A Warrants entitling the Investors to purchase one (1) share of the Company’s Common Stock for every for every Four Dollars and forty four and eight tenth  Cents ($4.448) paid by the Investor for Purchased Shares, and with the Series B Warrants entitling the Investors to purchase one (1) share of the Company’s Common Stock for every Four Dollars and forty four and eight tenth Cents ($4.448) paid by the Investor for Purchased Shares as set forth on the signature pages hereto. The Warrants shall expire five (5) years following the Closing Date, and the Series A Warrants and Series B Warrants shall have an initial exercise price of $3.47 and $4.17, respectively.

2.3           Closing; Delivery of Certificates.

(a)           Closing.  The purchase and sale of the Series A Preferred and Warrants (the “Closing”) shall take place on March 26, 2010 (the “Closing Date”) at the offices of The Crone Law Group, 101 Montgomery Street, Suite 1950, San Francisco, CA 94104, or at such other time and place mutually agreeable to the Company and Investors acquiring a majority of the Purchased Shares to be issued and sold at the Closing.

(b)           Delivery.  At each Closing, the Company shall deliver to each Investor participating therein a certificate or certificates, registered in the name or names directed by each such Investor, representing the number of Purchased Shares to be purchased by such Investor together with Warrants to purchase such number of shares of Common Stock as set forth in Section 2.2, against payment of the Purchase Price, by check, wire transfer or any combination thereof.  The Company and the Investors shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investors, and the Investors shall cooperate with the Company) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

3.           Representations and Warranties of the Company.  Except as set forth on the Schedule of Exceptions attached hereto as Schedule 1 (the “Schedule of Exceptions”), which exceptions shall be deemed to be representations and warranties as if made under this Section 3, the Company hereby makes the following representations and warranties to each Investor as of the Closing Date.  The Schedule of Exceptions will be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Section 3.

3.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify, individually or in the aggregate, would have a Material Adverse Effect.  The Company has delivered to the Investors true and complete copies of its Articles of Incorporation and Bylaws, as amended through the date hereof.

3.2           Capitalization and Voting Rights.  The authorized capital stock of the Company consists of the following:

(a)           Preferred Stock.  The rights, privileges and preferences of the Preferred Stock will be as stated in the Certificate.  No shares of preferred stock are issued and outstanding.

(b)           Common Stock. 90,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 21,286,789 shares are issued and outstanding.

    (c)           Other Rights.  Except for the conversion privileges of the Series A Preferred, the Class A Warrants and Class B Warrants being issued pursuant to this Agreement,  Class C Warrants to purchase an aggregate of 333,333shares of Common Stock of the Company at $2.44 per share and Class D Warrants to purchase an aggregate of 333,333 shares of Common Stock of the Company at $2.93 per share, there are no outstanding options, warrants, rights (including purchase, conversion or preemptive rights), calls, commitments, subscription rights, exchange rights, profit participation, or other agreements for the purchase or acquisition from the Company, or similar rights to acquire from the Company or similar obligations of the Company to issue, any shares of its capital stock.  The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security of the Company or by a director of the Company.

(d)           Valid Issuance.  The outstanding shares of Common Stock and Series A Preferred, and all warrants and options to purchase the capital stock of the Company were duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “1933 Act”) and any relevant state securities laws or pursuant to valid exemptions therefrom.

3.3           Subsidiaries.   Except as set forth in Schedule 1, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement.

3.4           Authorization.  The Company has all requisite power and authority to execute, deliver and perform this Agreement, the transactions contemplated by this Agreement, the Certificate, the Escrow Agreement dated as of the date of this Agreement among the Company, certain officers of the Company and the escrow agent named therein in the form attached hereto as Exhibit E (the “Escrow Agreement”) and the Warrants (collectively the “Transaction Agreements”).  All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder and the authorization, issuance, sale and delivery of the Purchased Securities being sold at the Closing and the Common Stock issuable upon conversion of such Series A Preferred and exercise of the Warrants has been taken or will be taken prior to the Closing.  The Transaction Agreements have been duly executed and delivered by the Company, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.5           Valid Issuance of Preferred and Common Stock.  The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration set forth herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of all Liens and restrictions on transfer other than the restrictions on transfer contained in this Agreement and under applicable state and federal securities laws.  The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of all Liens and restrictions on transfer other than the restrictions on transfer contained in this Agreement and under applicable state and federal securities laws. The Warrant Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants, will be duly and validly issued, fully paid, and nonassessable and will be free of all Liens and restrictions on transfer other than the restrictions on transfer contained in this Agreement and under applicable state and federal securities laws.

3.6           Governmental and Third Party Consents; Compliance with Laws and Court Orders.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any third party on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except qualification or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.  The Company is not in violation of any provisions of any laws, statutes, ordinances, regulations, administrative interpretations, judgements, injunctions, orders, policies or decrees of any court or governmental or administrative authority that are applicable to the Company or its assets, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7           Offering.  Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Purchased Securities are exempt from the registration requirements of any applicable state and federal securities laws.

3.8           Litigation.  There is no action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its Affiliates that questions the validity of this Agreement or the right of the Company to enter into such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect.  Neither the Company, nor to the Company’s knowledge, any of its Affiliates, is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company or its Affiliates currently pending.

3.9           Intellectual Property. There is no trademark, copyright, service mark, trade name, patent (including any registrations or applications for registration of any of the foregoing), or trade secret, including, but not limited to, any such legal rights included in any schematics, technology, know-how, computer software programs or applications (in both source code and object code form) and in other tangible or intangible information or material not currently owned or licensed to the Company that are necessary for the operation of the business of the Company or its Subsidiaries as presently conducted and as presently contemplated to be conducted, and none of the Company’s owned or licensed trademarks, copyrights, service marks, trade names, patents or trade secrets conflict with or infringe the rights of others.  There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, encumbrances, claims or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets or other proprietary rights or processes of any other Person.  The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business.  The Company’s registered copyrights, unregistered and registered trademarks, patents and patent applications owned, or under license to, the Company (“Company IP Rights”) will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.  The Company has taken all actions reasonably necessary to protect the Company IP Rights.  The Company does not believe it is or will be necessary to use any inventions of any of its employees made prior to or outside the scope of their employment by the Company.

3.10           Compliance with Other Instruments.  The Company is not in violation or default of any provision of its Articles of Incorporation or its Bylaws, or, in any material respect, of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to it.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such instrument, judgment, order, writ, decree or contract, or an event that results in the creation of any Lien upon any material assets of the Company, or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business, operations, assets or properties.

3.11           Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.12           Employee Benefit Plans.  All pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, and similar plans, policies and arrangements, whether formal or informal, established or maintained by the Company for the benefit of any director, officer, consultant, or employee of the Company  (collectively, “Employee Benefit Plans”) is, and has been, maintained and operated in compliance in all material respects with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA, except where the failure would not cause a Material Adverse Effect.

3.13           Tax Returns, Payments and Elections.  The Company has timely filed, or timely filed for an extension which extension has not lapsed, all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects.  All Taxes due and payable by the Company and each of its Subsidiaries have been paid.  No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is, or may be subject to, Taxes assessed by such jurisdiction.  There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.  The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person, except where the failure would not cause a Material Adverse Effect.

3.14           Full Disclosure.  No representation or warranty of the Company made in this Agreement, including any schedules or exhibits hereto or thereto, nor any written statement furnished by the Company to the Investors pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.  There is no fact or information known to the Company which the Company has not disclosed to the Investors in writing which the Company presently believes has or could have a Material Adverse Effect other than any changes in the prospects of the Company which result from developments affecting general economic or industry conditions.

3.15      Agreements; Actions.

(a)           Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors (all of which purchases and issuances are reflected in the capitalization representations set forth in Section 3.2) and (iv) the transactions contemplated by the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its Affiliates.

(b)           Except for the Transaction Agreements, there are no agreements, understandings,  instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of, $15,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries other than the license to the Company of standard, generally commercially available “off-the-shelf” third-party products that are not and will not to any extent be a part of or influence the development of any product or service or intellectual property of the Company or any of its Subsidiaries, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person or affect the Company’s or any of its Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(c)           The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $15,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)           For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are Affiliated with that Person) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

3.16        Related-Party Transactions.  No employee, officer or director of the Company (a “Related Party”) or member of such Related Party's immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has an ownership interest or otherwise controls, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them.  To the Company’s knowledge, no Related Party or member of their immediate families is directly or indirectly interested in any material contract with the Company or any of its Subsidiaries.  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.17        Rights of Registration and Voting Rights.  Except as provided in Section 7.1, the Company is not under any obligation to register under the 1933 Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.18        Title to Property and Assets.  The Company and each of its Subsidiaries owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company and each of its Subsidiaries is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

3.19    Financial Statements.  Except as set forth on the (a) Company’s balance sheet as of December 31, 2009, and (b) the consolidated balance sheet of Rongfu Aquaculture, Inc. (“Rongfu”) and its subsidiaries as of September 30, 2009, neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than (i) in the case of the Company, liabilities incurred after December 31, 2009 in the ordinary course of business that are not material, individually or in the aggregate, , (ii) in the case of Rongfu, liabilities incurred after September 30, 2009 in the ordinary course of its business and (iii) obligations under contracts and commitments incurred in the ordinary course of business which would not be required under generally accepted accounting principles to be reflected in financial statements of the Company prepared in accordance with generally accepted accounting principles, if such financial statements had been prepared as of the date hereof.

3.20        Changes.  Since September 30, 2009 there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any damage, destruction or loss, whether or not covered by insurance, that constitutes a Material Adverse Effect;

(c)           any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)           any material change to a material contract or agreement by which the Company, any of its Subsidiaries or any of their assets are bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)           any sale, assignment, license or transfer by the Company or any of its Subsidiaries of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)           any resignation or termination of employment of any officer or key employee of the Company and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

(i)           any material change, except in the ordinary course of business, in a contingent obligation of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(j)           any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company or any of its Subsidiaries, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or any of its Subsidiaries’ ownership or use of such property or assets (owned or leased);

(k)           any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)           any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(m)           to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(n)           any arrangement or commitment by the Company or any of its Subsidiaries to do any of the things described in this Section 3.20.

3.21        Employee Benefit Plans.  The Schedule of Exceptions sets forth all employee benefit plans maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.22        Employment Matters.  The Company is not aware that any officer or key employee intends to terminate his or her employment with the Company, nor does the Company have any present intention to terminate the employment of any officer or key employee.  The employment of each officer and employee of the Company is terminable at the will of the Company.  To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.  The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, severance, retirement agreement, or other employee compensation agreement not described in Section 3.21.

3.23        Confidential Information and Invention Assignment Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investors.  The Company is not aware that any of its employees or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation.

3.24        [Reserved]

3.25        Corporate Documents.  The Articles of Incorporation and Bylaws of the Company are in the forms provided to counsel for the Investors.  The copy of the minute books of the Company provided to the Investors’ counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

3.26        No Brokers.  Neither the Company nor any Subsidiary has taken any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

4.           Representations and Warranties of the Investors.  Each Investor, severally but not jointly, hereby represents and warrants that:

4.1           Authorization.  It has the full power and authority to enter into this Agreement and (assuming due execution by the Company and the other parties hereto) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

4.2           Purchase Entirely for Own Account.   The Purchased Shares are being acquired for investment for such Investor’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof.

4.3           Disclosure of Information.   It has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Shares and that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this offering and the business, properties, prospects and financial condition of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investor to rely thereon.

4.4           Investment Experience.  Such Investor understands that the purchase of the Purchased Shares involves substantial risk.  It is an investor in securities of companies in the developmental stage and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Purchased Shares.  If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Purchased Shares.

4.5           Accredited Investor.  It is an “accredited investor” within the meaning of Securities Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

4.6           Restricted Securities.  It understands that the Purchased Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.  In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby, including Rule 144(i).

4.7           Legends.  It understands that the certificates evidencing the Purchased Shares may bear a legend substantially similar to the following:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

5.           Conditions of Investors’ Obligations at the Closing.  The obligations of each Investor participating in the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

5.1           Authorization.  The Company shall have authorized (a) the sale and issuance to the Investors of up to 3,000,000 shares of the Series A Preferred and (ii) the issuance of the Warrants and the Conversion Shares.

5.2           Representations and Warranties.  The representations and warranties of the Company contained in Section 3 shall be true and correct as of the Closing Date.

5.3           Performance.  The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on, or prior to, the Closing Date.

5.4           Compliance Certificate.  The President of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 5.2 and 5.3 have been fulfilled.

5.5           Opinion of Company Counsel.  The Investors shall have received from counsel for the Company an opinion, dated as of the Closing, in substantially the form of Exhibit D.

5.6           Share Exchange.  The Company and the stockholders of Rongfu shall have entered into and consummated a Share Exchange Agreement in the form attached hereto as Exhibit F pursuant to which all of the outstanding shares of common stock shall have been transferred to the Company in exchange for the issuance of shares of the Company’s Common Stock.

5.7           Transaction Agreements.  The Company shall have filed the Certificate with the Secretary of State of Nevada, the Company shall have executed the Warrants and Company, and each Investor and certain other parties shall have executed and delivered the Escrow Agreement in substantially the form attached as Exhibit E.

5.8           [Reserved]

5.9           Secretary’s Certificate.  The Secretary of the Company shall deliver to the Investors at the Closing a certificate certifying (i) the Articles of Incorporation, (ii) the Bylaws of the Company, and (iii) resolutions of the Board of Directors of Company approving the Transaction Agreements and the transactions contemplated hereby and thereby.

5.10           Qualifications.  All authorizations, approvals, consents or permits, if any, of any Person that are required in connection with the lawful issuance and sale of the Purchased Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

5.11           No Material Adverse Change.  Nothing shall have occurred or be threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.12           Delivery of Certificates.  The Company shall have delivered to each Investor a certificate representing the number of Purchased Shares to be purchased by such Investor at the Closing together with Warrant certificates in the amounts set forth in Section 2.2.

6.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to each Investor participating in the Closing are subject to the fulfillment on or prior to the Closing of each of the following conditions by that Investor:

6.1           Representations and Warranties.   The representations and warranties of the Investor contained in Section 4 shall be true and correct as of the Closing.

6.2           Payment of Purchase Price.   The Investor shall have delivered the Purchase Price for the number of shares listed opposite such Investor’s name on the signature page hereof.

7.           Covenants of the Company.  The Company covenants and agrees with the Investors as follows:

7.1       Registration Rights.

(a)     Registration Statement Requirements.  Subject to the next sentence, the Company will register for resale not less than 100% of the Conversion Shares and the Warrant Shares (the “Registrable Shares”). The Company shall file with the SEC a Form S-1 registration statement (the “Registration Statement”) (or such other form that it is eligible to use) in order to register all or such portion of the Registrable Shares as permitted by the SEC (provided that the Company shall use reasonable efforts to advocate with the SEC for the registration of all of the Registrable Shares) pursuant to Rule 415 for resale and distribution under the 1933 Act on or before the date (the “Required Filing Date”) which is forty five (45) calendar days after the Closing Date, and use its best efforts to cause the Registration Statement to be declared effective by the date (the “Required Effective Date”) which is not later than (x) one hundred fifty (150) calendar days after the Closing Date, or (y) if the SEC performs a “full review” of the Registration Statement, two hundred and ten (210) calendar days after the Closing Date.  In the event that the Company is required by the SEC to cut back the number of shares being registered in the Registration Statement pursuant to Rule 415, then the Company shall reduce each Investor’s Registrable Shares on a pro rata basis based on the total Registrable Shares of all Investors.  The Registration Statement shall also state that, in accordance with Rules 416 and 457 under the 1933 Act, it also covers such indeterminate number of additional shares of common stock as may become issuable with respect to the Registrable Shares to prevent dilution resulting from stock splits, stock dividends or similar transactions. Notwithstanding anything to the contrary contained in this Section 7.1, if the Company receives comments on the Registration Statement from the SEC (“SEC Comments”), and following discussions with and responses to the SEC in which the Company uses its reasonable best efforts and time to cause as many Registrable Shares for as many Investors as possible to be included in the Registration Statement filed pursuant to Section 7.1(a) without characterizing any Investor as an underwriter, the Company is unable to cause the inclusion of all Registrable Shares in such Registration Statement, then the Company may, following not less than three (3) Trading Days prior written notice to the Investors, (x) remove from the Registration Statement such Registrable Shares (the “Cut Back Shares”) and/or (y) agree to such restrictions and limitations on the registration and resale of the Registrable Shares, in each case as the SEC may require in order for the SEC to allow such Registration Statement to become effective (collectively, the “SEC Restrictions”); provided, that in no event may the Company name any Investor as an underwriter without such Investor’s prior written consent and provided, further, that unless the SEC Restrictions shall otherwise require, any cut-back imposed by the SEC shall first consist of Registrable Shares consisting of Conversion Shares, then, if all Conversion Shares have been removed from the Registration Statement, any additional cut-back shall be of B Warrant Shares and finally, if all Conversion Shares and B Warrant Shares have been removed from the Registration Statement, any additional cut-back shall be of the A Warrant Shares.  Unless the SEC Restrictions otherwise require, any cut-back imposed pursuant to this Section 7.1(a) shall be allocated among the Registrable Shares of the Investors on a pro rata basis. No liquidated damages under Section 7.1(d) shall accrue on or as to any Cut Back Shares, and the required SEC Effectiveness Date for such additional Registration Statement including the Cutback Shares will be tolled, until such time as the Company is able to effect the registration of the Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date, all provisions of this Section 7.1 (including, without limitation, the liquidated damages provisions, subject to tolling as provided above) shall again be applicable to the Cut Back Shares (which, for avoidance of doubt, retain their character as “Registrable Shares”) so that the Company will be required to file with and cause to be declared effective by the SEC such additional Registration Statements in the time frames set forth herein as necessary to ultimately cause to be covered by effective Registration Statements all Registrable Shares (if such Registrable Shares cannot at such time be resold by the Investors thereof pursuant to Rule 144). The Company will offer to a single firm of counsel designated by the Investors ( “Investor’s Counsel”) an opportunity to review and comment on the Registration Statement and all amendments and supplements thereto between three and five business days prior to the proposed filing date thereof, and not file any document in a form to which such counsel reasonably objects. Upon the initial filing of the Registration Statement, the Company shall pay to Investor’s Counsel a fee of $5,000 as reimbursement for services rendered to the Investors in connection with the Registration Statement and all amendments and supplements thereto.

(b)           Registration Procedures. If and whenever the Company is required by the provisions of Section 7.1(a) to effect the registration of any Registrable Shares under the 1933 Act, the Company will, as expeditiously as possible:

(i)           subject to the timelines provided in this Agreement, prepare and file with the SEC a registration statement required by Section 7.1(a), with respect to such securities and use its best commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), and promptly provide to Investor’s Counsel copies of all filings and SEC letters of comment and notify the Investors (by telecopier and by e-mail addresses provided by the Investors) and Investor’s Counsel (by telecopier and by email) on or before the second  business day thereafter that the Company receives notice that (i) the SEC has no comments or no further comments on the registration statement, and (ii) the registration statement has been declared effective;

(ii)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for the later of (a) a period of two (2) years, or (b) until the Purchased Securities can been sold by the Investors pursuant to Rule 144 without volume restrictions (the “Effectiveness Period”);

(iii) furnish to the Investors, at the Company’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such Investors reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement or make them electronically available;

(iv)         use its reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the Investors shall request in writing, provided, however, that the Company shall not for any such purpose be required to qualify to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to service of process in any such jurisdiction;

(v)          list the Registrable Shares covered by such registration statement with any securities exchange on which the common stock of the Company is then listed;

(vi)         notify the Investors within twenty-four hours of the Company’s becoming aware that a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a SEC, state or other governmental order suspending the effectiveness of the registration statement covering any of the Registrable Shares. Each Investor hereby covenants that it will not sell any Registrable Shares pursuant to such prospectus during the period commencing at the time at which the Company gives such Investor notice of the suspension of the use of such prospectus in accordance with this Section 7.1(b)(vi) and ending at the time the Company gives such Investor notice that such Investor may thereafter effect sales pursuant to the prospectus, or until the Company delivers to such Investor or files with the SEC an amended or supplemented prospectus;

(vii) provided same would not be in violation of the provision of Regulation FD under the Securities Exchange Act of 1934, make available for inspection by the Investors during reasonable business hours,  and any attorney, accountant or other agent retained by the Investors or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the Investors, or their attorneys, accountants or agents in connection with such registration statement at such requesting Investor’s expense; and

(viii)  provide to the Investors copies of the Registration Statement and amendments thereto five business days prior to the filing thereof with the SEC.  Any Investor’s failure to comment on any registration statement or other document provided to an Investor or its counsel shall not be construed to constitute approval thereof nor the accuracy thereof.

(c)           Provision of Documents.  It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Shares of a particular Investor that such Investor shall furnish to the Company in writing such information and representation letters, with respect to itself and the proposed distribution by it as the Company may reasonably request to assure compliance with federal and applicable state securities laws.

(d)           Non-Registration Events.  The Company and the Investors agree that the Investors will suffer damages if the Registration Statement is not filed by the Required Filing Date and not declared effective by the SEC by the Required Effective Date or if, after it is declared effective, its effectiveness is not maintained in the manner and within the time periods contemplated by Section 7.1(a), and it would not be feasible to ascertain the extent of such damages with precision.  Accordingly, if (A) the Registration Statement is not filed on or before the Required Filing Date, (B) the Registration Statement is not declared effective on or before the Required Effective Date, (C) the Registration Statement is not declared effective within five (5)  Trading Days after receipt by the Company or its attorneys of a written or oral communication from the SEC that the Registration Statement will not be reviewed or that the SEC has no further comments, (D) any registration statement described in Section 7.1(a) is declared effective, but shall thereafter cease to be effective during the Effectiveness Period for a period of time which shall exceed 20 days in the aggregate per year (defined as a period of 365 days commencing on the date the Registration Statement is declared effective) (each such event referred to in clauses A through D of this Section 7.1(d), a “Non-Registration Event”), then the Company shall deliver to the Investors, as liquidated damages (“Liquidated Damages”), an amount equal to one percent (1.0%) of the Purchase Price of the Purchased Shares owned of record by such holder on the first business day after the Non-Registration Event and for each subsequent thirty (30) day period (pro rata for any period less than thirty days) which are subject to such Non-Registration Event.  The maximum aggregate Liquidated Damages payable to the Investors under this Agreement shall be six percent (6.0%) of the aggregate Purchase Price paid by the Investor pursuant to this Agreement. The Company must pay the Liquidated Damages in cash. In the event a Registration Statement is filed by the Required Filing Date, but is withdrawn prior to being declared effective by the SEC without the consent of Investors holding a majority of the Registrable Shares, then such Registration Statement will be deemed to have not been filed.

(e)           Expenses.  All expenses incurred by the Company in complying with Section 7.1, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” The Company will pay all Registration Expenses in connection with any registration statement described in Section 7.1.

(f)           Indemnification and Contribution.

(i)   In the event of a registration of any Registrable Shares under the 1933 Act pursuant to Section 7.1, the Company will, to the extent permitted by law, indemnify and hold harmless the Investor, each of the officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders of the Investor, each underwriter of such Registrable Shares thereunder and each other person, if any, who controls such Investor or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Investor, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Shares was registered under the 1933 Act pursuant to Section 7.1, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will, subject to the provisions of Section 7.1(f)(iii), reimburse the Investor, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the Investor solely to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) (A) the Investor failed to send or deliver a copy of the final prospectus delivered by the Company to the Investor with or prior to the delivery of written confirmation of the sale by the Investor to the person asserting the claim from which such damages arise and (B) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (ii) any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Investor in writing specifically for use in such registration statement or prospectus.

(ii)  In the event of a registration of any of the Registrable Shares under the 1933 Act pursuant to Section 7.1, each Investor, severally but not jointly, will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the 1933 Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Shares were registered under the 1933 Act pursuant to Section 7.1, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Investor will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Investor, as such, furnished in writing to the Company by such Investor specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Investor hereunder shall be limited to the net proceeds actually received by the Investor from the sale of Registrable Shares pursuant to such registration statement.

(iii) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 7.1(f)(iii) and shall only relieve it from any liability which it may have to such indemnified party under this Section 7.1(f)(iii), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 7.1(f)(iii) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnifying party shall have reasonably concluded that there may be reasonable defenses available to indemnified party which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel, reasonably satisfactory to the indemnified and indemnifying party, and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(iv) In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Investor, or any controlling person of a Investor, makes a claim for indemnification pursuant to this Section 7.1(f) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7.1(f) provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Investor or controlling person of the Investor in circumstances for which indemnification is not provided under this Section 7.1(f); then, and in each such case, the Company and the Investor will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Investor is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Investor will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation and provided, further, however, that the liability of the Investor hereunder shall be limited to the net proceeds actually received by the Investor from the sale of Registrable Shares pursuant to such registration statement.

7.2     Listing.  The Company will use its best efforts to achieve the quotation or listing of its common stock (the “Uplisting”) on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or New York Stock Exchange (the “Uplisted Market”), by the one year anniversary of the Closing Date (the “Uplisting Date”).  If the Company does not achieve Uplisting on an Uplisted Market by the Uplisting Date, the Company shall pay to each Investor, an amount in cash, as partial liquidated damages and not as a penalty, equal to 0.5% of the Purchase Price paid by such Investor pursuant to this Agreement on the Uplisting Date and an additional 0.5% of the aggregate Purchase Price paid for each thirty (30) day period that this Section is not complied with until the Uplisting is completed; provided, however, in no event shall the penalty payable under this Section 7.2 together with the penalty paid under Section 7.1 exceed 6% of the Purchase Price.

7.3    Right of First Refusal.   During the period from the Closing Date through and including the second anniversary of the effective date of the Registration Statement, the Investors shall be given not less than ten business days prior written notice (the “Notice of Sale”) of any proposed sale by the Company of its common stock or other securities or debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of common stock or the issuances or grants of options to purchase common stock to employees, directors, and consultants, and (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of this Agreement and described on Schedule 1 (collectively the foregoing are “Excepted Issuances”).  The Investors shall have the right during the ten business days following receipt of the Notice of Sale (the “Notice Period”) to purchase in the aggregate such offered common stock, debt or other securities strictly in accordance with the terms and conditions set forth in the Notice of Sale in the same proportion as that of the Investor’s Purchase Shares in the Offering.  In the event such terms and conditions are modified during the Notice Period, the Investors shall be given prompt notice (the “Notice of Modification”) of such modification and shall have the right during the ten business days following the Notice of Modification to exercise such purchase right strictly in accordance with the terms and conditions set forth in the Notice of Modification in the same proportion as that of the Investor’s Purchase Shares in the Offering.

7.4     Termination Fee.  The Investors shall be entitled to a fee in the amount of $500,000 as liquidated damages and not as a penalty if (i) prior to the Closing Date, the Company or any of its Affiliates accepts or approves any proposal (other than that of the Investors) that provides equity of debt financing to the Company (an “Alternative Transaction”) or (ii) the Company fails to meet any of the Closing conditions set out in Section 5 within 30 days after the Investors are ready, willing and able to consummate this Agreement in accordance with the terms hereof.  The fee payable under this Section 7.4(i) shall be payable on the date of acceptance or approval of the Alternate Transaction and the fee payable under this Section 7.4(ii) shall be payable 30 days after the Investors are ready, willing and able to consummate this Agreement in accordance with the terms hereof.  Notwithstanding the foregoing provisions of this Section 7.4, no fee will be payable to Investors under this Section 7.4 if the Investors terminate this Agreement prior to the Closing Date for any reason other than (a) due to the Company’s willful failure to meet any of the Closing conditions set out in Section 5, which, in the opinion of the Investors is for the purpose of delaying or preventing the Closing or (b) the Company’s failure to adhere to the Closing Date.

7.5     Indemnification.    Each Investor understands that the Purchased Securities are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Purchased Securities. The Company agrees to indemnify, hold harmless, reimburse and defend the Investors, the Investors’ officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Investors or any such person which results, arises out of or is based upon (i) any material misrepresentation by the Company or breach of any representation or warranty by the Company in this Agreement or in any Exhibits or Schedules attached hereto in any Transaction Agreements, or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any material covenant or undertaking to be performed by the Company hereunder, or any other material agreement entered into by the Company and Investors relating hereto.

7.6    Publicity.     The Company undertakes to file a Form 8-K describing the Offering on the fourth business day after the Closing Date.  Such Form 8-K will be provided to Investors for their review and approval (which shall not be unreasonably withheld or delayed) at least one Trading Day before filing thereof.  The Company agrees to timely file a Form D with respect to the Purchased Securities if required under Regulation D and to provide a copy thereof to each Investor promptly after such filing.

7.7    Board of Director and CFO.  The Company shall promptly appoint an independent director to its board as designated by the Investors Guerrilla Partners, LP (“Guerrilla”) and Hua-Mei 21st Century Partners, LP (“Hua-Mei”) and such Investors shall have the right to approve (such approval not to be unreasonably withheld or delayed) the hiring of an English speaking CFO after the Closing.

8.           Miscellaneous.

8.1           Survival of Warranties.  The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of three years.

8.2           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement, except as expressly provided in this Agreement.

8.3           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or the Certificate, the substantially prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.   In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Agreements by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  To the maximum extent permitted by law, in no event will the Investors be liable for punitive damages arising out of this Agreement or any of the Transaction Agreements.

8.4           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

8.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6           Notices.  Except as otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, (b) when received by facsimile at the address and number for such party set forth on the signature page hereto, (c) three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested, postage prepaid, and addressed to the other party as set on the signature page hereto, or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page below, with next business day delivery guaranteed.  A party may change or supplement its addresses for the purposes of receiving notice pursuant to this Section 8.6 by giving the other parties written notice of the new address in the manner set forth above.

8.7           Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.  Each Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible, and the Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8           Expenses.  The Company and the Investors shall each bear their own expenses and legal fees incurred on the behalf of each with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay Guerrilla and Hua-Mei an aggregate of $40,000 on or before the Closing Date to cover reasonable fees and actual out-of-pocket expenses incurred by the Investors for due diligence and investment documentation, including legal expenses.

8.9           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the shares of Series A Preferred then outstanding.  Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon each holder of outstanding shares of Series A Preferred.

8.10           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.11           Further Assurances.  The Company and the Investors shall take all further actions and execute and deliver all further documents that are reasonably be required to effect the transactions contemplated by this Agreement.

8.12           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding among the parties hereto and supercede all prior negotiations and agreements, whether oral or written.

*           *           *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

	GRANTO, INC.		INVESTORS:

By:	/s/ Kelvin Chan		Guerrilla Partners, LP

	Name: Kelvin Chan	By:	/s/ Leigh S. Curry
Title: President
Name: Managing Director
Address:
	Dongdu Room 321,		Number of Shares:
No.475 Huanshidong Road
	Guangzhou City		Total Purchase Price:
People’s Republic of China 510075
Address:
	Phone: 011-86-20-8762-1778		237 Park Avenue 9th Floor
New York, NY 10017
Fax: 011-86-20-8762-2136
Hua-Mei 21st Century Partners, LP

		By:	/s/ Leigh S. Curry

Name: Managing Director

Number of Shares:

Total Purchase Price:

Address:

237 Park Avenue 9th Floor
New York, NY 10017

[ ]

By:

Name:

Number of Shares:

Total Purchase Price:

Address:

Exhibit A	Series A Warrant

Exhibit B	Series B Warrant

Exhibit C	Certificate of Designations, Preferences and Rights of Series A preferred Stock the Company

Exhibit D	Form of Legal Opinion

Exhibit E	Escrow Agreement

Exhibit F	Share Exchange Agreement

SCHEDULE 1

Schedule of Exceptions

GRANTO, INC.

PREFERRED STOCK PURCHASE AGREEMENT

March __, 2010